Exhibit 99.1

bioAffinity Technologies to Host Live Virtual Physician Roundtable on Integrating CyPath® Lung into Pulmonary Practice

Panel of leading pulmonologists will share real-world patient cases and benefits of clinical use of the noninvasive CyPath® Lung diagnostic test

First of “CyPath® Lung in Practice” webinar series focuses on need for greater certainty when diagnosing indeterminate pulmonary nodules

Healthcare providers can register here for the April 8, 2026, webinar

SAN ANTONIO, TX – March 25, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on noninvasive diagnostics and early cancer detection, today announced it will host the first of a series of live virtual physician roundtables featuring pulmonologists who will discuss their use of CyPath® Lung in clinical practice as part of a comprehensive approach to lung cancer risk assessment, pulmonary nodule management and surveillance of lung cancer survivors post-treatment.

During the webinar, participating physicians will share real-world case studies in which CyPath® Lung helped guide clinical decision-making. Cases that demonstrate CyPath® Lung’s clinical utility range from identifying lung cancer at Stage 1A when it is curative to preventing unnecessary invasive, risky and costly procedures when CyPath® Lung resulted in “Unlikely” malignancy.

The interactive session will provide pulmonologists and other healthcare professionals with practical insights into adding CyPath® Lung to the diagnostic pathway for patients at high risk for lung cancer. Healthcare professionals interested in learning how CyPath® Lung can be incorporated into pulmonary practice are encouraged to register.

Webinar Details

Title: CyPath® Lung in Practice: A Physician Roundtable Discussion

Format: Live Zoom webinar. The webinar will be recorded and posted on the CyPath® Lung website.

Date/Time: Wednesday, April 8, 2026, at 7 p.m. ET/6 p.m. CT.

Registration: https://bit.ly/4ruhbJO

Moderator: Gordon H. Downie, MD, PhD

Pulmonologist and Chief Medical Officer of bioAffinity Technologies with more than 35 years of experience in pulmonary and critical care medicine and lung cancer diagnostics.

Panelists:

●	Sai Karan Vamsi Guda, DO
Interventional pulmonologist with Texas Pulmonary & Critical Care Consultants in Fort Worth specializing in robotic bronchoscopy, airway stenting, and minimally invasive diagnosis and treatment of lung disease.

●	Michael Nicholson, DO
Pulmonologist and critical care specialist with RWJBarnabas Health Medical Group in New Jersey with expertise in advanced lung disease and a clinical focus on enhancing noninvasive malignancy risk stratification in patients with pulmonary nodules.

●	Gregory White, MD
Pulmonologist at CHRISTUS Trinity Clinic specializing in comprehensive pulmonary care, including advanced bronchoscopy and treatment of lung cancer, asthma, and COPD, with a patient-focused, personalized approach.

About CyPath® Lung

CyPath® Lung by bioAffinity Technologies is a noninvasive test designed to aid in the early detection of lung cancer in patients at high risk for the disease. CyPath® Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that may indicate malignancy. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully commercialize CyPath® Lung, the adoption of CyPath® Lung by physicians and healthcare providers, the Company’s ability to obtain and maintain regulatory approvals, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com